UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure

The Company has received a question and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q1.  Can you provide additional information on the China deal such as pricing and time-frame?

A1.  The Company does not disclose the cost it sells product.  As each transaction with a customer may have a different price and would weaken the bargaining power the Company.  The time-frame is the same as the roll-out in the United States.  The Company will initially roll-out in the United States and then expand globally.  The focus is on the United States but China provides the Company a huge upside due to the expanding population, the increase in demand for westernized foods and that no major US Company in the space.

Q.2.   What is the status of the on-line distributor agreement?

A.2.   The terms of the agreement should be finalized by the end of the month.  The Company is meeting with its master food broker next week and will get an update on what stores the food broker is looking at and the status of the discussions.  Once the Company finalizes the agreements with the food brokers we will finalize the agreement with the on-line distributor.

Q.3. What is the cost to produce a can?

A.3. The Company does not disclose the cost to produce each can.  The Company developed a unique can and value system for its products.  The can and value are not being used by any other Company.  As such, the Company had to build new machinery to manufacturer the cans and values. The Company is currently looking to keep this intellectual property in house.

Q.4. Does the Company produce its own product or does it use a 3rd party factory?

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A.4. Currently the Company uses a 3rd party factory (the same factory as batter blaster).  However, the Company has begun to build its own factory capable of producing 50 Million cans a year.

Q.5. Can the Company negotiate with grocery stores directly?

A.5. No.  Grocery stores (especially the larger ones) only accept product from their approved distributors.  The stores will inspect the factory to verify that the factory meets all food safety requirements.

Q.6. Does the company ship product directly to each store?

A.6. The Company does not ship directly to each store.  The product is picked up from the factory and sent a central distribution center and then sent to the distributor’s distribution centers.  This one reason the Company uses a distributor so that the Company does not have to freight product to each store.

Q.7. How many cans will the initial grocery stores order?

A.7. This is part of the current discussions with the customers.  For example, the initial order for a membership club store with a roll-out of 40 stores would be approximately 56 pallets.  Each pallet has 40 cases with 24 cans per case for a total number of cans of 53,760.

Q.8. Have you finalized the terms for the financing?

A.8. The financing is for purchase order financing.  The Company has sufficient cash to fulfil all of its current purchase orders.  The purchase order financing is similar to a line of credit that uses the purchase order as collateral.  Once the Company has a purchase order that it needs to use the line of credit to fulfil the terms are finalized based on that individual purchase order (since it is the collateral).  For example, if the Company receives a 100,000 can a week order it would need to produce 600,000 cans prior to receiving payment on the initial order.  This is where the purchase order financing provides the capital needed to produce those cans until payment is received.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: November 18, 2014	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO

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